Contacts:
Cris Larson	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8505	360-668-3701
cris.larson@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces Conversion Rate Adjustment for 2.00% Convertible Senior Notes Due February 15, 2012

INCLINE VILLAGE, NV, September 13, 2010 -- PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced an adjustment to the conversion rate for its 2.00% Convertible Senior Notes due February 15, 2012 (the 2012 Notes) effective September 16, 2010 in connection with the special dividend to be paid on October 1, 2010 to all stockholders who own shares of PDL on September 15, 2010, the record date.

The conversion rate for the 2012 Notes, as adjusted, is 140.571 shares of common stock per $1,000 principal amount or $7.11 per share.  The conversion rate for the 2012 Notes was previously 128.318 shares of common stock per $1,000 principal amount of the 2012 Notes. In connection with a cash dividend, the conversion rate is increased by multiplying the previous conversion rate by a fraction, the numerator of which is the average closing price of PDL's common stock for the five consecutive trading days immediately preceding the ex-dividend date of September 13, 2010 for the cash dividend, and the denominator of which is the difference of such average closing price less the dividend amount.

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed today and also may receive royalty payments on additional humanized antibody products launched before patent expiry in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements
The foregoing statements regarding PDL's intentions with respect to the cash special dividend payment described above are forward-looking statements under the Private Securities Litigation Reform Act of 1995, and actual results could vary materially from the statements made. PDL's ability to pay the special dividend described above is subject to various risks, many of which are outside its control, including prevailing conditions in the capital markets, the continued strength of its royalty assets and other risks and uncertainties as detailed from time to time in the reports filed by PDL with the Securities and Exchange Commission.

###